UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*
                                              --

                         New York Broker Deutschland AG
                         -------------------------------
                                (Name of Issuer)

                       Ordinary Shares, Nominal Value DM5
                       ----------------------------------
                         (Title of Class of Securities)

                                    649393105
                                  -------------
                                 (CUSIP Number)

                                December 31, 2000
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/ / Rule 13d-1(c)
/X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


                                CUSIP #649393105


-------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               Hartmut Bergmann
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
               (A) / /
               (B) / /
               Not Applicable
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
               German
-------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
                                        20,100
        Number of             -------------------------------------------------
        Shares                6    SHARED VOTING POWER
        Beneficially                    -0-
        Owned By              -------------------------------------------------
        Each                  7    SOLE DISPOSITIVE POWER
        Reporting                       20,100
        Person                -------------------------------------------------
        With                  8    SHARED DISPOSITIVE POWER
                                        -0-
                              -------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               20,100
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               13.29%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     Individual
-------------------------------------------------------------------------------


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                                CUSIP #649393105


ITEM 1.

          (a)  Name of Issuer:
                    New York Broker Deutschland AG

          (b)  Address of Issuer's Principal Executive Offices:
                    12 Graf Adolf Strasse
                    40212 Dusseldorf, Germany

ITEM 2.

          (a)  Name of Person Filing:
                    Hartmut Bergmann

          (b)  Address of Principal Business Office or, if none, Residence:
                    New York Broker, Deutschland, AG
                    12 Graf Adolf Strasse
                    40212 Dusseldorf, Germany

          (c)  Citizenship:
                    German

          (d)  Title of Class of Securities:
                    Ordinary Shares, Nominal Value DM5

          (e)  CUSIP Number:
                    649393105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C.78o);

          (b)  / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.78c);

          (d) / / Investment company as defined in section 3(a)(19) of the Act (15 U.S.C.78c);

          (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f)  / / An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1( b)(1)(ii)(F);

          (g)  / / A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


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                                CUSIP #649393105


ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number of percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
                    20,100

          (b)  Percent of class:
                    13.29%

          (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote:
                 20,100

          (ii)   Shared power to vote or to direct the vote:
                 -0-

          (iii)  Sole power to dispose or to direct the disposition of:
                 20,100

          (iv)   Shared power to dispose or to direct the disposition of:
                 -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10. CERTIFICATION.

               Not applicable


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                                CUSIP #649393105


                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                 January 18, 2001
                                    ------------------------------------------
                                                       Date


                                              /s/ Hartmut Bergmann
                                    ------------------------------------------
                                                  Hartmut Bergmann


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